Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form F-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated May 1, 2023 (except note 1(b), as to which the date is July 10, 2023), with respect to the consolidated financial statements of Oddity Tech Ltd. included in Amendment No. 2 to the Registration Statement (Form F-1 No. 333-272890) and related Prospectus of Oddity Tech Ltd. for the registration of its Class A ordinary shares.

/s/ Kost Forer Gabbay & Kasierer
Tel Aviv, Israel	KOST, FORER, GABBAY & KASIERER
July 18, 2023	A Member of EY Global